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                                                                  Exhibit (e)(2)

                    SELLING DEALER AGREEMENT
                    ------------------------


          Fahnestock & Co. Inc. ("Fahnestock") as the principal underwriter of shares of beneficial interest ("Shares") of the Fahnestock Funds (the "Issuer"), agrees to sell to _____________ __________ ("Dealer") Shares purchased by Fahnestock as principal from the Issuer for resale by Dealer as principal upon the following terms and conditions:

          1. This Agreement shall apply only to such series of Shares and to such class or classes of Shares of such series (each, a "Class") as are offered by Fahnestock as principal underwriter for sale to Dealer hereunder and designated as such by notice to Dealer. Each such series is referred to herein as a "Fund".

          2.  (a)  In all resales to the public of Shares sold to Dealer by
Fahnestock: (i) Dealer shall sell at the applicable public offering price giving effect to cumulative or quantity discounts or other purchase programs, plans or services described in the then current prospectus of the Fund whose Shares are being resold; (ii) Dealer shall act as principal for its own account, and (iii) the discount, if any, to which Dealer shall be entitled with respect to the resale shall be as set forth in the applicable schedule of discounts issued by Fahnestock and in effect at the time of the sale by Fahnestock to Dealer of such Shares or as set forth in the then current prospectus. Such discount schedules are subject to change or discontinuance by Fahnestock or the Funds from time to time as set forth in paragraph 7 below.

              (b) In the case of a Fund or Class with respect to which there is a distribution and service plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan"), Fahnestock may elect from time to time to make payments to Dealer as provided under such Plan. In the case of a Fund or Class with respect to which there is no currently effective Plan, Fahnestock may elect to make payments to Dealer from Fahnestock's own funds. Any such payments shall be made in the amount and manner set forth in the applicable schedule of distribution and service payments issued by Fahnestock and then in effect or as set forth in the then current prospectus. Such schedule of distribution and service payments may be changed or discontinued by Fahnestock from time to time and shall be in effect with respect to a Fund or Class with respect to which there is a Plan in effect only so long as such Plan remains in effect with respect to such Fund or Class.


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          3.  (a)  The placing of orders with Fahnestock shall be governed by instructions which Fahnestock shall issue from time to time. Payment for shares ordered from Fahnestock shall be made in accordance with such instructions in New York Clearing House funds received by Fahnestock within three business days, within the meaning of Securities Exchange Act Rule 15c6-1, after acceptance by Fahnestock of Dealer's order. If such payment is not received by Fahnestock, Fahnestock reserves the right, without notice, forthwith to cancel the sale or, at its option, to sell the Shares ordered back to the Issuer, in which latter case Fahnestock may hold Dealer responsible for any loss, including loss of profit, suffered by Fahnestock as a result of Dealer's failure to make payment as aforesaid.

              (b) Certificates evidencing Shares shall be available only upon request and only upon payment for such Shares in accordance with paragraph 3(a) above. A confirmation evidencing the purchase, transfer, redemption, repurchase or sale ("Transaction") with respect to Shares shall be transmitted to Dealer. Any Transaction in uncertificated shares shall be effected and evidenced by book entry on the records maintained by the transfer agent for the applicable Fund.

              (c)  Dealer appoints the transfer agent for each Fund as its agent
(i) to execute Transactions in Shares of such Fund sold to Dealer by Fahnestock in accordance with the terms and provisions of any account, program, plan or service established or used by Dealer's customers, and (ii} to confirm each such Transaction to Dealer's customers on Dealer's behalf. Each instruction from Dealer with respect to a Transaction shall constitute a guarantee by Dealer that its customer has the legal capacity to effect such Transaction.

               (d) Dealer may instruct each Fund's transfer agent to register Shares of such Fund purchased in Dealer's name and account as nominee for Dealer's customers, in which event all prospectuses, proxy statements, periodic reports and other printed material, and all confirmation and other communications to shareholders will be transmitted to Dealer. Dealer shall be responsible for forwarding such printed material, confirmations and communications, or the information contained therein, to all customers for whom Dealer holds such Shares as nominee. However, Fahnestock or the Funds' transfer agent on behalf of itself or the Funds shall be responsible for the costs associated with Dealer's forwarding such printed material, confirmations and communications and shall reimburse Dealer in full for such costs. Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Dealer is holding such shares.


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          4.  Upon request, Fahnestock will furnish Dealer a reasonable number of copies of the then current prospectus and statement of additional information of each of the Funds and the printed information referred to in paragraph 6 below issued as supplements thereto.

          5. (a) Dealer represents that it is and will remain a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and will abide by all NASD rules and regulations, including the Rules of Fair Practice. Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction over Transactions in the Shares. Reference is hereby specifically made to NASD Rule 2830, which is incorporated herein as if set forth in full. The termination of Dealer's membership in the NASD or any breach of said Rule 2830 will immediately and automatically terminate this Agreement.

              (b) Fahnestock shall not purchase Shares from the Issuer except for the purpose of covering purchase orders already received by Fahnestock, and Dealer shall not purchase Shares from Fahnestock other than for investment except for the purpose of covering purchase orders already received by Dealer.

              (c) Dealer shall not withhold placing customers' orders for Shares so as to result in a profit to Dealer, e.g., by virtue of a change in the net asset value per Share from that used in determining the offering price to Dealer's customers.

              (d)  Fahnestock will not accept a conditional order for Shares.

              (e) If, within seven business days after confirmation by Fahnestock of Dealer's original purchase order for Shares, such Shares are repurchased by the Issuer or by Fahnestock for the account of the Issuer or are tendered for redemption by the customer: (i) Dealer shall forthwith refund to Fahnestock the full discount, if any, retained by Dealer on the original sale and any distribution and service payments made to Dealer pursuant to paragraph 2(b) above; and (ii) Fahnestock shall forthwith pay to the Issuer in respect of the appropriate Fund Fahnestock's share of the sales charge, if any, on the original sale by Fahnestock and shall also pay the Issuer in respect of the appropriate Fund the refund received under clause (i) when Fahnestock receives it. Dealer shall refund to the Issuer in respect of the appropriate Fund immediately upon receipt by Dealer the amount of any dividends or distributions paid to Dealer as nominee for Dealer's customers with respect to redeemed or repurchased Shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such Shares. In the case of certificated Shares, Dealer shall be notified by Fahnestock of


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such repurchase or redemption within ten days of the date on which a properly executed share certificate and stock power together with appropriate supporting papers are delivered to Fahnestock or to the appropriate Fund. In the case of uncertificated Shares, Dealer shall be notified by Fahnestock of such repurchase or redemption within ten days of such repurchase or redemption. Delivery to a Fund's transfer agent is delivery to the Fund.

             (f) If any adjustment in the discount retained by Dealer on any sale under paragraph 2(a) or in the distribution and service payments made to Dealer under paragraph 2(b) shall result in an overpayment by Fahnestock of such discount or payment, Dealer shall forthwith remit such overpayment. The term "adjustment" as used in the preceding sentence shall not include any changes in amounts paid to, retained by, or due to Dealer because a change in or discontinuance of such discounts or distribution and service payments (as provided under paragraphs 2(a), 2(b) and 7) prior to the effective date of such change or discontinuance of the discount or distribution and service payment. Dealer acknowledges that the foregoing shall in no way limit Fahnestock's right to change or discontinue such discounts or distribution and service payment as provided in paragraphs 2 and 7 hereof, and that, after the effective date of a change in or discontinuance by Fahnestock of the discount schedules or of the distribution and service payments or termination of any Plan, discounts retained by Dealer under paragraph 2(a) or amounts paid under 2(b) shall be in amounts and made in accordance with such change, discontinuation or termination.

              (g) Neither Fahnestock nor Dealer shall, as principal, purchase Shares from a holder of record of such Shares at a price lower than the bid price next quoted by or for such Shares.

              (h) Nothing in this Agreement shall prevent Dealer from selling Shares for the account of an owner to Fahnestock or the Issuer and charging the owner a reasonable handling charge, provided that Dealer discloses to the owner that direct redemption of the shares can be accomplished by the record owner without incurring such charge.

          6. (a) Nothing in this Agreement shall authorize Dealer to act or hold it out as an agent for Fahnestock, the Issuer, or any Fund, and nothing in this Agreement, including the use of the words "discount" or "payment", shall cause Dealer to be a partner, employee, or agent nor give Dealer any authority to act for Fahnestock, the Issuer or any Fund. Neither Fahnestock, the Issuer nor any Fund shall be liable for any of Dealer's acts or obligations under this Agreement.


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              (b)  No person is authorized to make any representations
concerning Fund shares except those contained in such Fund's then current prospectus and statement of additional information and in such printed information subsequently issued to Dealer by Fahnestock or by the Issuer with respect to a Fund as a supplement to such prospectus or statement of additional information. In buying Shares from Fahnestock or selling Shares to Fahnestock hereunder, Dealer shall rely solely on the representations contained in the appropriate prospectus and statement of additional information and in any supplemental information referred to in the preceding sentence. Fahnestock or the Issuer shall bear the expense of qualifying Shares under the securities laws of the various states. Any printed information which Fahnestock shall furnish Dealer (other than the Fund's prospectuses, statements of additional information, periodic reports and supplemental information) is the sole responsibility of Fahnestock and not the responsibility of the Issuer or the respective Funds, and Dealer agrees that the Issuer shall have no liability or responsibility to Dealer with respect to any such printed information. No sales literature or advertising material (including material disseminated through radio, television or other electronic media) concerning Shares, other than such printed information furnished to Dealer by Fahnestock, shall be used by Dealer in connection with the offer or sale of Shares without obtaining the prior written approval of Fahnestock. Dealer shall not distribute or make available to investors any printed information furnished by Fahnestock which is marked "FOR DEALER USE ONLY" or which otherwise indicates that it is confidential or not intended to be distributed to investors.

              (c) Dealer will comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. Dealer will not offer Shares for sale unless such Shares are duly registered under the applicable state and federal statutes and the rules and regulations thereunder.

          7. All orders are subject to acceptance or rejection by Fahnestock. Fahnestock reserves the right in its discretion, without notice, to suspend sales or to withdraw the offering of Shares, in whole or in part, or to make a limited offering of Shares. Either of the parties hereto may cancel this Agreement by telephonic or written notice to the other. Upon telephonic or written notice to Dealer, Fahnestock may also change or amend any provision of this Agreement. Upon telephonic or written notice to Dealer, Fahnestock or the Issuer may, with respect to any Fund, change, amend or discontinue any schedule or schedules of discounts or distribution and service payments issued by Fahnestock from time to time and may issue a new or replacement schedule or schedules of discounts or distribution and service payments from time to time. Dealer hereby agrees that it shall have no vested interest in any type, amount or rate of discount


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or distribution and service payment and that Dealer shall have no claim against
Fahnestock, the Issuer or any Fund by virtue of any change or diminution in the rate or amount of, or discontinuance of, any discount or distribution and service payment in connection with the Shares of any Fund.

          8. Failure of either party to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence.

          9. Any dispute arising under or with respect to this Agreement shall be settled by arbitration in New York, New York in accordance with the rules then in effect of the National Association of Securities Dealers, Inc. The arbitrators shall act by majority decision and their award may allocate attorneys' fees and arbitration costs between the parties. Such award shall be final and binding between the parties and judgement thereon may be entered in any court of competent jurisdiction.

         10. All communications to Fahnestock should be sent to its address as set forth on the discount schedule as in effect from time to time. Any notice to Dealer shall be duly given if mailed or telegraphed to Dealer at the address specified by Dealer below. This Agreement shall become binding upon receipt by Fahnestock of a counterpart hereof duly accepted and signed by you. This Agreement is made in, and shall be construed in accordance with the laws of, the State of New York.

         11. This Agreement supersedes and cancels all previous agreements between Fahnestock, whether oral or written.


Dated: _____________

               FAHNESTOCK & CO. INC.

                              By________________________

                              Accepted:

                              Firm_______________________

                              By_________________________
                                Authorized Representative

                              Address:___________________


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